Exhibit 99.1

SWS Group Appoints J. Michael Edge as Interim Chief Financial Officer

DALLAS, Oct. 1, 2013 – SWS Group, Inc. (NYSE: SWS) (the “Company” or “SWS Group”) announced today that Senior Vice President of Finance and Investor Relations, J. Michael Edge, has been appointed as the Company’s interim Chief Financial Officer and Treasurer.

Mr. Edge joined SWS Group in 2000 and brings substantial finance and accounting experience to his new role. He succeeds Stacy M. Hodges, whose previously announced resignation became effective on September 30, 2013. SWS Group has initiated a search process to fill the Chief Financial Officer position on a permanent basis.

“Mike has been an important member of SWS Group for more than a decade and has played an integral role in leading the Company’s finance and investor relations functions,” said James H. Ross, President and Chief Executive Officer of SWS Group. “He is a talented financial professional whose extensive knowledge of our business and close working relationship with our management team ensured a smooth transition into the position. We look forward to the continued benefit of his talents and leadership in this new capacity.”

During his 13 years with SWS Group, Mr. Edge held the positions of internal auditor and financial analyst before being named Director of Finance and Investor Relations in 2009 and Senior Vice President of Finance and Investor Relations in 2011. He began his career in the financial industry with Bank One as an Assistant Vice President, Senior Risk Analyst. Mr. Edge earned a Bachelor of Business Administration in finance from Texas A&M University, and a Master of Business Administration from Southern Methodist University, where he was a member of the international honor society Beta Gamma Sigma. He is a Certified Public Accountant, holds Series 7 and Series 27 securities licenses, and is a graduate of the Securities Industry Institute at the University of Pennsylvania’s Wharton School of Business.

(more)

Mike Edge Named Interim CFO of SWS / 2

About SWS Group

SWS Group, Inc. is a Dallas-based holding company offering a broad range of investment and financial services through its subsidiaries. The Company’s common stock is listed and traded on the New York Stock Exchange under the symbol SWS. SWS Group, Inc. subsidiaries include Southwest Securities, Inc., SWS Financial Services, Inc., and Southwest Securities, FSB.

###

CONTACT: Ben Brooks—Corporate Communications, (214) 859-6351, bdbrooks@swst.com